PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)          REGISTRATION NO. 333-78575


                             [HOLDERS INTERNET LOGO]


                        1,000,000,000 Depositary Receipts
                           Internet HOLDRS (sm) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 3, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
                              ---------------                         ------        -------    --------------
           Amazon.com, Inc.                                            AMZN           18           NASDAQ
           Ameritrade Holding Corporation                              AMTD            9           NASDAQ
           CMGI Inc.                                                   CMGI           10           NASDAQ
           CNET Networks, Inc.                                         CNET            4           NASDAQ
           DoubleClick Inc.                                            DCLK            4           NASDAQ
           EarthLink, Inc.                                             ELNK          6.23          NASDAQ
           eBay Inc.                                                   EBAY           24           NASDAQ
           E*TRADE Financial Corporation                                ET            12            NYSE
           Network Associates, Inc.                                    NET             7           NASDAQ
           Priceline.com Incorporated                                  PCLN          1.167         NASDAQ
           RealNetworks, Inc.                                          RNWK            8           NASDAQ
           Time Warner Inc.                                            TWX            42            NYSE
           Yahoo! Inc.                                                 YHOO           26           NASDAQ

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2003.